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                     January 23, 2023

       Gary Fischer
       Chief Financial Officer
       AXT, Inc.
       4281 Technology Drive
       Fremont, California 94538

                                                        Re: AXT, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 000-24085

       Dear Gary Fischer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing